Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-138955
May 3, 2007

INTERACTIVE BROKERS GROUP, INC.
Free Writing Prospectus

Subsequent to the filing of this Free Writing Prospectus with the Securities and Exchange Commission, Interactive Brokers Group, Inc. intends to send issue the following press release:

Interactive Brokers Group, Inc.
Increases Size of and Prices Initial Public Offering

Greenwich, Connecticut — May 3, 2007 - Interactive Brokers Group, Inc. (NASDAQ: IBKR) today announced an increase in the size of the proposed initial public offering of shares of its Class A common stock from 34,500,000 shares to 40,000,000 shares and further announced the pricing of its initial public offering at $30.01 per share.  As previously disclosed in the registration statement, all net proceeds from the sale of shares in the offering will be received by the current members of IBG LLC, the current holding company for its electronic market making and brokerage business.

The Class A common stock will begin trading on May 4, 2007 on the NASDAQ Global Select Market under the symbol “IBKR.”  The offering is expected to close on or about May 9, 2007.

The following is selected information about the auction:

•                  The auction clearing price was $33.00.

•                  The offering price was $30.01.

•                  A total of 13,504 bids were received in the auction.

•                  A total of 8,282 bids were successful.

•                  A total of 145,514,807 shares, in total, were bid for at prices equal to or in excess of the offering price.

•                  The pro rata fill rate for bids was 27.5%.

W.R. Hambrecht + Co., LLC, HSBC Securities (USA) Inc., Fox-Pitt, Kelton Incorporated, Sandler O’Neill + Partners, L.P. and E*Trade Securities LLC are acting as the placement agents for the offering which will be made through WR Hambrecht + Co’s OpenIPO® auction-based process on a best efforts basis. The offering will be made only by means of a prospectus.  A copy of the final prospectus relating to the offering may be obtained by going to WR Hambrecht’s Web site, www.wrhambrecht.com, by calling 800-673-6476, or by writing to WR Hambrecht + Co, P.O. Box 677, Berwyn, PA 19312.

About Interactive Brokers Group, Inc.:

Interactive Brokers Group, Inc., together with its subsidiaries (the “Company”), is an automated global electronic market maker and broker specializing in routing orders and executing and processing trades in securities, futures and foreign exchange instruments as a member of more than 60 electronic exchanges and trading venues around the world.  The Company provides professional traders and investors with direct access to options, futures, stocks, forex and bonds from a single IB Universal AccountSM.

Interactive Brokers Group, Inc. is a newly formed Delaware corporation which has been formed to hold shares in and become the managing member of IBG LLC, the current holding company for its business.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on May 3, 2007. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contact information:
Interactive Brokers Group, Inc.
Earl Nemser, Vice Chairman
One Pickwick Plaza
Greenwich, Connecticut 06830
Tel: 917-689-9994

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Forward-Looking Statements

Some of the statements contained in this free writing prospectus may constitute forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  More detailed information about factors that may affect our performance may be found under “Risk Factors” in the preliminary prospectus.  Any forward-looking statements included in this free writing prospectus are based on information available to us on the date of this free writing prospectus. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, IBKR will make the latest prospectus available at ipo.interactivebrokers.com.